UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	January 13, 2015 (January 12, 2015)

Accurexa Inc.

 (Exact name of registrant as specified in its charter)

Delaware	000-54907	47-2258116
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

113 Barksdale
Newark, DE 19711

 (Address, including zip code, of principal executive offices)

Registrant’s telephone number, including area code	(415) 494-7850

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On January 12, 2015 (“Effective Date”), Accurexa, Inc. (“Company”) and the Lim Development Group (“Consultant”) entered into a consulting agreement (“Agreement”) under which the Consultant provides scientific advisory to the Company in the development, partnering and commercialization of the “Microinjection Brain Catheter” (a.k.a. BranchPoint device) that the Company exclusively licensed from the University of California San Francisco (“UCSF”) on September 16, 2014.  The Consultant will also serve as a member of the Company’s newly formed Scientific Advisory Board.  The term of the Agreement shall be two years and may be extended by mutual agreement of both parties.

As consideration for provided services during the term of the Agreement, the Consultant shall receive either a project fee or an hourly rate, either of which will be determined and agreed upon by both parties prior to commencement of any work or project.  Under the Agreement, the Company also issued a promissory note (“Note”) in the amount of $200,000 and at an interest rate of 5.00% per annum to the Consultant.  Under the Note, the Consultant shall have the right, exercisable at any time in the Consultant’s sole discretion, to convert all or a portion of the outstanding principal amount of and all accrued interest under the Note, in whole or in part, into shares of common stock of the Company (the “Shares”) at a conversion price of $0.20 per share.  The Shares are issuable pursuant to Regulation D under the Securities Act of 1933, as amended, are to be exempt from registration by reason of Section 4(2) of the Securities Act of 1933, as amended (the “Act”), and are to bear an appropriate restrictive legend.

A full description of the Agreement is filed as exhibit 10.1 hereto and of the Note is filed as exhibit 10.2 hereto, respectively.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

10.1 Consulting Agreement between Accurexa Inc. and the Lim Development Group, dated as of January 12, 2015.  Filed herewith.

10.2 Promissory Note issued to the Lim Development Group, dated as of January 12, 2015.  Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCUREXA INC.

Dated: January 13, 2015	By: /s/ George Yu
Name: George Yu
Title: President & CEO